Hartley Moore Accountancy Corporation
11801 Pierce Street, Suite 256
Riverside, CA 92505
Tel: (951) 710-3224

2400 East Katella, Suite 862
Anaheim, CA 92806
Tel: (714) 627-2506

www.hartleymooreaccountancycorporation.com

Hartley | Moore | Accountancy | Corporation

March 27, 2014

To the Board of Directors and Stockholders of
Domain Media Corp.

We hereby consent to the use in the Amendment No. 2 to Form 10 Registration Statement No. 000-55130 of our report dated January 15, 2014, relating to the consolidated financial statements of Domain Media Corp., (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to the Company's ability to continue as a going concern) for the years ended June 30, 2013 and 2012, which are contained in this Amendment No. 2 to Form 10 Registration Statement No. 000-55130.

Hartley Moore Accountancy Corporation

HARTLEY MOORE ACCOUNTANCY CORPORATION